Exhibit 16.1

July 6, 2018

We have read the disclosures in the Registration Statement on Form S-1/A, as amended, filed on July 6, 2018 pertaining to the change in the certifying accountant of Sky Wolf Wind Turbine Corp. (the “Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in the Registration Statement on Form S-1.

Sincerely,

/s/ Anton & Chia, LLP

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